Exhibit (a)

ARTICLES OF INCORPORATION

OF

VIVALDI OPPORTUNITIES FUND

ARTICLE I

INCORPORATOR

The undersigned, Anthony J. Fischer, whose address is 235 W. Galena Street, Milwaukee, WI, 53212, being at least eighteen years of age, does hereby form a corporation under the laws of the State of Maryland.

ARTICLE II

NAME

The name of the corporation is Vivaldi Opportunities Fund (the “Corporation”).

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to conduct and carry on the business of a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as of now or hereafter in force.

ARTICLE IV

PRINCIPAL OFFICE

The street address of the principal office of the Corporation in Maryland is c/o National Corporate Research, Ltd., 1519 York Road, Lutherville, Maryland 21093.

ARTICLE V

RESIDENT AGENT

The name and street address of the resident agent of the Corporation in Maryland is National Corporate Research, Ltd., 1519 York Road, Lutherville, Maryland 21093 The resident agent is a Delaware corporation.

ARTICLE VI

SHARES

The Corporation has authority to issue 6,000,000 shares of common stock, each with par value of $0.0001.

ARTICLE VII

DIRECTORS

The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be one, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The name of the director who shall serve until the first meeting and until his successor is duly elected and qualified is Anthony J. Fischer.

ARTICLE VIII

The following provisions are hereby adopted for the purpose of defining and regulating the powers of the Corporation and of the directors, officers and stockholders:

(a) The Corporation reserves the right to adopt from time to time any amendment to these Articles of Incorporation (the "Charter"), as now or hereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in the Charter, of any outstanding stock.

(b) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class or series, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes or series, whether now or hereafter authorized, for such consideration as the Board of Directors deems advisable, subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.

(c) The Board of Directors of the Corporation may, by articles supplementary, classify or reclassify any unissued shares or securities by fixing or altering in any one or more respects, from time to time before issuance of such shares or securities, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, of such shares or securities.

(d) The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of any shares of stock of each class or series that the Corporation has the authority to issue.

ARTICLE IX

No holder of shares of stock of any class or series shall have any preemptive right to subscribe to or purchase any additional shares of any class or series, or any convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of shares of stock of any class or series, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.

ARTICLE X

To the fullest extent permitted by Maryland law, as amended or interpreted from time to time, no director or officer or former director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article X, nor the adoption or amendment of any other provision of the Charter or Bylaws of the Corporation inconsistent with this Article X, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. No provision of this Article X shall be effective to protect or purport to protect any director or officer or former director or officer of the Corporation against liability to the Corporation or its stockholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

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IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 28th day of March, 2017.

SIGNATURE OF INCORPORATOR:

/s/ Anthony J. Fischer
Anthony J. Fischer

I hereby consent to my designation in this document as resident agent for this corporation.

[Registered Agent Signatory]

National Corporate Research, Ltd.

/s/ Rose Marie Cole

Rose Marie Cole

Assistant Secretary